Exhibit 10.1

DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.

LOAN AGREEMENT

(Revolving Credit Loan and Floorplan Loan)

EMTEC INFRASTRUCTURE
SERVICES CANADA CORPORATION
(Canadian Federal Corporation)

Borrower

_________________________________________

329 March Road, Suite 108
Ottawa, Ontario K2K 2E1

__________________________________________

$5,000,000

Amount of Credit Facility

______________________________________________

Date: June 23, 2011

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	Defined Terms	1
	1.2	Other Terms, Etc	5

2.	LOANS; INTEREST RATE AND OTHER CHARGES		5

	2.1	Total Facility	5
	2.2	Loans	6
	2.3	Reconciliation Payments	6
	2.4	Floorplan Credit Line	6
	2.5	Loan Account	6
	2.6	Interest; Fees	7
	2.7	Default Interest Rate	7
	2.8	Examination Fees	7
	2.9	Excess Interest	7
	2.1	Principal Payments; Proceeds of Collateral	7
	2.11	[RESERVED]	9
	2.12	Receivables	9

3	[RESERVED]		10
4	CONDITIONS OF CLOSING		10

	4.1	Initial Advance	10
	4.2	Subsequent Advances	11

5.	REPRESENTATIONS AND WARRANTIES		12

	5.1	Due Organization	12
	5.2	Other Names	12
	5.3	Due Authorization	12
	5.4	Binding Obligation	12
	5.5	Intangible Property	12
	5.6	Capital	12
	5.7	Material Litigation	12
	5.8	Title; Security Interests of DLL	12
	5.9	Restrictive Agreements; Labor Contracts	12
	5.1	Laws	13
	5.11	Consents	13
	5.12	Defaults	13
	5.13	[RESERVED]	13
	5.14	Pension Plans	13
	5.15	Taxes	13
	5.16	Third Party Locations	13
	5.17	Business Relationships	13
	5.18	[RESERVED]	13
	5.19	Reaffirmations	13

6.	COVENANTS		13

	6.1	Affirmative Covenants	13
	6.2	Negative Covenants	15

7.	DEFAULT AND REMEDIES		16

	7.1	Events of Default	16
	7.2	Remedies	18

8.	EXPENSES AND INDEMNITIES		18

	8.1	Expenses	18
	8.2	Environmental Matters	19

i

TABLE OF CONTENTS
(continued)

ii

THIS LOAN AGREEMENT (collectively with the Schedule to Loan Agreement (the “Schedule”) attached hereto, the “Agreement”) dated the date set forth on the cover page, is entered into by and between EMTEC INFRASTRUCTURE SERVICES CANADA CORPORATION, a corporation organized under the Canada Business Corporations Act (the “Borrower”) whose address is set forth on the cover page, and DE LAGE LANDEN FINANCIAL SERVICES CANADA INC. (“DLL”), whose address is 1235 North Service Road West, Suite 100, Oakville, Ontario L6M 2W2.

1.             DEFINITIONS.

1.1           Defined Terms.  In addition to terms defined elsewhere in this Agreement, the following terms have the definitions set forth below.  Without limiting the generality of the foregoing any capitalized terms used in this Agreement that are not defined in this Section 1.1 but which are defined in the Schedule shall have the respective meanings given thereto in the Schedule:

“Account Debtor” means any Person who is obligated to make payments or otherwise satisfy obligations owing on any Receivable to the owner of such Receivable.

“Affiliate” means any Person controlling, controlled by or under common control with Borrower or any of its Subsidiaries.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of any Person, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise.  Without limiting the generality of the foregoing, with respect to Borrower or any of its Subsidiaries each of the following shall be an Affiliate:  any officer, director, employee or other agent of Borrower or such Subsidiary, any shareholder or subsidiary of Borrower or such Subsidiary, and any other Person with whom or which Borrower or such Subsidiary has common shareholders, officers or directors.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Account” has the meaning set forth in Section 2.10(c).

“Borrowing Base Certificate” has the meaning set forth in the Schedule.

“Business Day” means any day on which commercial banks in both Philadelphia, PA and Toronto, ON are open for business.

“Capital Expenditures” means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one year and including, without limitation, those arising in connection with Capital Leases.

“Capital Lease” means any lease of property by Borrower or any Subsidiary of Borrower that, in accordance with GAAP, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of Borrower and its Consolidated Subsidiaries.

“Change of Control” has the meaning set forth in the Schedule.

“Closing Date” has the meaning set forth in Section 4.1.

“Collateral” all property and assets of the Borrower in which a lien or security interest is granted or purported to be granted pursuant to the Security Documents.

“Combined Facility” has the meaning set forth in Section 2.1.

“Combined Outstandings” has the meaning set forth in the Schedule.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Default Rate” has the meaning set forth in Section 2.7.

“Defined Benefit Plan” means any Pension Plan that contains any “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“DLL Affiliate” has the meaning set forth in Section 9.22.

“DLL US Lender” has the meaning set forth in the definition of “US Credit Agreement.”

“Document” means a “document of title” as defined in the PPSA, or any other negotiable document.

“Dollars” and “$” mean the lawful money of Canada.

“Dominion Account” has the meaning set forth in Section 2.10(c).

“Due Date” has the meaning set forth in Section 2.10(a).

“Eligible Inventory” has the meaning set forth in the Schedule.

“Eligible Receivables” has the meaning set forth in the Schedule.

“Emtec Parent” means Emtec Inc., a Delaware corporation.

“Environmental Costs” has the meaning set forth in Section 8.2.2(c).

 “Event of Default” means any of the events set forth in Section 7.1.

“Examination Fee” has the meaning set forth in the Schedule.

“Excess Cash Collateral” has the meaning set forth in Section 2.10(d).

“Excess Collections” has the meaning set forth in Section 2.10(d).

“Excess Revolver Availability” has the meaning set forth in the Schedule.

“Facility Overloan” has the meaning set forth in Section 2.3.

“Floorplan Collateral Coverage Reconciliation” has the meaning set forth in Section 2.3.

“Floorplan Credit Line” has the meaning set forth in Section 2.4.

“Floorplan Loans” has the meaning set forth in the Schedule.

“Floorplanned Inventory” means all Inventory of Borrower from those Vendors and subject to a repurchase agreement from the applicable Vendor financed by DLL pursuant to Section 2.4, so long as each such Vendor and repurchase agreement is acceptable to DLL in its sole discretion.

“Floorplan Overloan” has the meaning set forth in Section 2.3.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied; provided, however, that if, after the occurrence of any change in GAAP or the rules promulgated with respect thereto occurring after the Closing Date, either Borrower or DLL shall object to determining Borrower’s compliance with this Agreement (specifically including without limitation the financial covenants set forth herein) utilizing the “as in effect from time to time” standard for determining GAAP and such objecting party shall provide written notice to the other of such objection (including, in the case of DLL, any such notice provided in connection with the delivery of any financial statements or other reports or certificates required hereunder), then from and after the time of such objection (including in connection with any financial statements or other reports or certificates delivered in connection therewith), GAAP shall be deemed to mean such generally accepted accounting principles as in effect immediately prior to and without giving effect to any such change.  If Borrower shall deliver any financial statements or other reports or certificates required hereunder following any such change in GAAP as described in the foregoing sentence giving effect to and without objecting to such change, DLL shall have thirty (30) days to object to giving effect to such change and upon any such objection, Borrower shall revise and resubmit such financial statements or other reports or certificates in accordance with the provisions of the foregoing sentence as though DLL had objected to such change in GAAP prior to the delivery of such financial statements or other reports or certificates.  Either Borrower or DLL may deliver such an objection to any such change in GAAP in its sole discretion.  Upon DLL’s request, Borrower hereby agrees to enter into negotiations in order to amend the financial covenants and other terms of this Agreement if there occurs any change in GAAP or the rules promulgated with respect  thereto that have, or may reasonably be expected to have, a material effect on the financial statements of the Borrower so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of Borrower and such other terms shall be the same in all respects after such changes as if such changes had not been made.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

“Guarantor” means each Person, if any, from time to time liable for the payment and performance of the Obligations as a guarantor and surety pursuant to a written Guaranty executed by such Person in favour of DLL.

“Guaranty” means each Guaranty and Suretyship Agreement, if any, issued by any Guarantor from time to time in favour of DLL and in form and substance satisfactory to DLL, as any such Guaranty and Suretyship Agreement may from time to time be amended, modified, restated or replaced.

“Hazardous Substances” has the meaning set forth in Section 8.2.1.

“Indebtedness” means with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue more than sixty (60) days or being contested in good faith); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sale or other title retention agreement with respect to property used and/or acquired by such Person or created or arising in connection with any letter of credit, acceptance, banker’s acceptance or similar facility or obligation; (v) all capital lease obligations of such Person; (vi) all obligations referred to in (i)-(v) of this definition of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a lien upon property owned by such Person, regardless of whether such Person has assumed or become liable for the payment of such indebtedness.

“Intellectual Property Rights” has the meaning set forth in the Security Agreement.

“Inventory” means all of any Person’s now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Person’s business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, specifically including without limitation all “inventory” as defined in the PPSA, and all Documents or other documents representing them.  Unless expressly indicated otherwise, all references herein to “Inventory” shall be references to the Inventory of Borrower (and not to the Inventory of any Subsidiary of Borrower that is not a Borrower entity).

 “Loan” or Loans” has the meaning set forth in Section 2.2.

“Loan Documents” means, collectively, this Agreement (including the Schedule), any note or notes executed by Borrower and payable to DLL, including the Secured Revolving Credit Note and the Secured Floorplan Loan Note, each Guaranty (if any), each subordination agreement executed by any Subordinating Creditor with respect to any Subordinated Debt, the Security Documents, any and all agreements relating to any Blocked Account or Dominion Account, and any other agreement entered into in connection with this Agreement, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

“Loan Party” means Borrower and each other party (other than DLL, but including each Guarantor and Subordinating Creditor, if any) to any of the Loan Documents.

“Loan Reserves” means, as of any date of determination, such amounts as DLL may from time to time establish and revise in the exercise of its reasonable business judgment reducing the amount of Revolving Credit Loans which would otherwise be available to Borrower under the lending formula(s) provided in the Schedule:  (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by DLL, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of Borrower or any Subsidiary of Borrower or any Guarantor or (iii) the security interests and other rights of DLL in the Collateral (including the enforceability, perfection and priority thereof), including without limitation reserves with respect to any rent or other obligations owing or to become owing to any landlord, warehouseman or bailee on whose property any of the Collateral is stored or (b) to reflect DLL’s reasonable belief that any collateral report or financial information furnished by or on behalf of Borrower or any Subsidiary of Borrower or any Guarantor to DLL is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which DLL reasonably determines constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default or (c) to reflect DLL’s decision, in its Permitted Discretion, to consent to the establishment of a reserve against the Revolving Credit Borrowing Base Amount in the amount of any Floorplan Collateral Coverage Reconciliation rather than requiring the immediate repayment of such Floorplan Collateral Coverage Reconciliation as provided for in Section 2.3 of this Agreement.

“Lockbox” has the meaning set forth in Section 2.10(c).

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which results or could reasonably be expected to result in a material adverse change in, or a material adverse effect upon, any of (i) the condition (financial or otherwise), operations, business, properties or prospects of all Borrower entities taken as a whole, (ii) the rights and remedies DLL under any Loan Document, or the ability of Borrower or any Guarantor to perform any of its material obligations under any Loan Document, (iii) the legality, validity or enforceability of any Loan Document, (iv) the existence, perfection or priority of any security interest granted in any Loan Document, or (v) a material amount of the value of any material Collateral.

“Maximum Floorplan Amount” has the meaning set forth in the Schedule.

“Obligations” means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by Borrower to DLL, whether evidenced by this Agreement, any note or other instrument or document or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker’s acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by DLL in Borrower’s debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney’s fees, expert witness fees, examination fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees,  anniversary fees and any other sums chargeable to Borrower or any other Loan Party hereunder or under any other agreement with DLL.

“Overloan” has the meaning set forth in Section 2.3.

“Perfection Certificate” has the meaning set forth in the Security Agreement.

“Permitted Discretion” means DLL’s reasonable business judgment and discretion exercised in good faith based upon its consideration of any factor which DLL reasonably believes in the exercise of its good faith business judgment:  (i) will or could adversely affect the value of any Collateral, the enforceability or priority of DLL’s liens thereon or the amount which DLL would be likely to receive (after giving consideration to delays in payment and costs and expenses of enforcement including the satisfaction and/or payment of any other liens or encumbrances on the Collateral (including the claims for rent or other obligations of any landlord, warehouseman or other bailee on whose property any of the Collateral is stored)) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to DLL by any Person on behalf of Borrower, any Subsidiary of Borrower or any Guarantor is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving Borrower, any Subsidiary of Borrower, any other Loan Party (including any Guarantor) or any of the Collateral, or (iv) creates or reasonably could be expected to create an Event of Default.  In exercising such judgment, DLL may consider such factors already included in or tested by the definition of Eligible Receivables or Eligible Inventory, as well as any of the following:  (a) the financial and business climate of Borrower’s and its Subsidiaries’ industry and general macroeconomic conditions, (b) changes in collection history and dilution with respect to the Receivables, (c) changes in demand for, and pricing of, Inventory, (d) changes in any concentration of risk with respect to Receivables and/or Inventory, and (e) any other factors that change the credit risk of lending to Borrower on the security of the Receivables and Inventory.  The burden of establishing lack of good faith hereunder shall be on Borrower.

“Permitted Encumbrance” means (i) liens granted to DLL by Borrower pursuant to the Security Documents; (ii) liens of warehousemen, mechanics, materialmen, workers, repairmen, fillers, packagers, processors, common carriers, landlords and other similar liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable on any given day or which are being contested by Borrower reasonably and in good faith through proper proceedings (but only so long as appropriate reserves as shall be required in conformity with GAAP have been established in respect of such contested obligations and the enforcement of such liens is effectively stayed pending the resolution of the applicable contest proceedings); (iii) liens for taxes, assessments or other governmental charges not yet due and payable on any given day or which are being contested by Borrower reasonably and in good faith through proper proceedings (but only so long as appropriate reserves as shall be required in conformity with GAAP have been established in respect of such contested obligations and the enforcement of such liens is effectively stayed pending the resolution of the applicable contest proceedings); (iv) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance; (v) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, regulatory or statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (vi) liens to secure purchase money indebtedness, including Capital Leases, to the extent, if any, such purchase money indebtedness is permitted hereunder, provided that such lien(s), in each case under this clause (vi), may only attach to the specific asset(s) acquired by Borrower or any applicable Subsidiary with the proceeds of each particular item of permitted purchase money indebtedness, (vii) each of the other liens, mortgages and other security interests, if any, set forth as Permitted Encumbrances in the Schedule, including any liens or security interest, if any, existing on the Closing Date and listed as Permitted Encumbrances in the Schedule, (viii) reservations, limitations provisos and conditions expressed in any original grant from the Crown or other grant of real or immovable property, or interests therein, which do not materially affect the use of the affected land for the purpose for which it is used by that Person; and (ix) licenses, permits, reservations, covenants, servitudes, easements, rights-of-way and rights in the nature of easements, zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities, which do not materially impair the affected land.

“Pension Plan” means any pension benefit plan within the meaning of the Pension Benefits Act (Ontario), the Income Tax Act (Canada) or any similar legislation of any applicable jurisdiction (for greater certainty, including any Defined Benefit Plan).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, government, or any agency or political division thereof, or any other entity.

“PPSA” means the Personal Property Security Act (Ontario).

“Property” has the meaning set forth in Section 8.2.1.

“Receivables” means all of any Person’s now owned and hereafter acquired accounts and accounts receivable (whether or not earned by performance), proceeds of any letters of credit naming such Person as beneficiary, contract rights, payment intangibles, chattel paper, instruments, documents and all other forms of obligations at any time owing to such Person, all guaranties and other credit support therefor, whether secured or unsecured, all merchandise returned to or repossessed by such Person, and all rights of stoppage in transit and all other rights or remedies of an unpaid manufacturer or vendor, lienor or secured party, specifically including without limitation all “accounts” as defined in the PPSA.  Unless expressly indicated otherwise, all references herein to “Receivables” shall be references to the Receivables of Borrower (and not to the Receivables of any Subsidiary of Borrower).

“Revolver Overloan” has the meaning set forth in Section 2.3.

“Revolving Credit Loans” has the meaning set forth in the Schedule.

“Revolving Credit Borrowing Base Amount” has the meaning set forth in the Schedule.

“RMA Credits” has the meaning set forth in the Schedule.

“Schedule” has the meaning set forth in the Preamble.

“Secured Floorplan Loan Note” means a Secured Floorplan Loan Note in form and substance satisfactory to DLL issued by Borrower in favor of DLL to evidence Floorplan Loans, as the same may be amended, modified, restated or replaced from time to time.

“Secured Revolving Credit Note” means the Secured Revolving Credit Note dated as of the date hereof issued by Borrower in favor of DLL to evidence the Revolving Credit Loans, as it may be amended, modified, restated or replaced from time to time.

“Securities Account” has the meaning set forth in the STA.

“Security Agreement” means the general security agreement of even date herewith by Borrower in favor of DLL.

“Security Documents” means the Security Agreement and all other mortgages, pledge agreements or other instruments or documents executed or delivered by Borrower, any Subsidiary of Borrower or any other Person as security for the payment or performance of all or any portion of the Obligations.

“STA” means the Securities Transfer Act, 2006 (Ontario).

“Subordinating Creditor” means each Person, if any, from time to time to whom any Subordinated Debt is owing and who is a party to a subordination agreement reasonably acceptable to DLL in its Permitted Discretion.

“Subordinated Debt” means indebtedness, obligations and liabilities of Borrower on terms and conditions reasonably acceptable to DLL in its Permitted Discretion incurred with the prior written consent of DLL the repayment of which is subordinated to the payment and performance of the Obligations, pursuant to a subordination agreement reasonably acceptable to DLL in its Permitted Discretion between the applicable Subordinating Creditor, Borrower and DLL.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

“Term” has the meaning set forth in Section 9.2(a).

“Total Facility” has the meaning set forth in Section 2.1.

“US Credit Agreement” means the loan and security agreement dated as of December 7, 2006, among, inter alios, Emtec Parent and certain subsidiaries of Emtec Parent, as borrowers, and De Lage Landen Financial Services, Inc., as lender (the “DLL US Lender”) as amended, modified, restated or replaced from time to time.

“Valid Price Protection” means any credit memorandum issued by any Vendor of Floorplanned Inventory to reimburse Borrower for a decrease in the value of Borrower’s Floorplanned Inventory supplied by such Vendor caused by such Vendor’s reduction of the purchase price from the Vendor of such Floorplanned Inventory.

“Vendor” means, with respect to any Floorplan Loan or Floorplanned Inventory, the manufacturer or vendor from whom any Floorplanned Inventory is purchased.

1.2           Other Terms, Etc.  All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the PPSA, to the extent such terms are defined therein.  Any references herein to the “occurrence” of an Event of Default or the “existence” of an Event of Default shall refer to the occurrence or existence of any event, fact or circumstances constituting an Event of Default under Section 7.1 of this Agreement after giving effect to and/or after the expiration of to any grace or cure period provided for with respect to such event, fact or circumstance in the applicable provision(s) of Section 7.1. All definitions herein (including the Schedule) shall apply equally to the singular and plural forms of the terms so defined. Any reference herein to any statute shall be deemed to be a reference to such statute as amended, restated or re-enacted from time to time.

2.	LOANS; INTEREST RATE AND OTHER CHARGES.

2.1           Total Facility.  Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, may have occurred and be continuing, DLL may (and, if and to the extent that the Schedule states that any portion of the facility to be provided is a committed facility, upon the satisfaction of the appropriate conditions set forth in the Schedule and Sections 4.1 and 4.2, DLL shall) upon Borrower’s request, make advances to Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the “Total Facility”) set forth in the Schedule or the Revolving Credit Borrowing Base Amount, as applicable in accordance with the Schedule (and so long as the Combined Outstandings after giving effect to any such advance would not exceed the Combined Facility amount (the “Combined Facility”) set forth in the Schedule), subject to deduction of reserves for accrued interest and such other reserves as DLL deems proper from time to time in its Permitted Discretion, including Loan Reserves against the borrowing availability under the Revolving Credit Loans, and less amounts DLL may be obligated to pay in the future on behalf of Borrower.  The Schedule is an integral part of this Agreement and all references to “herein”, “herewith” and words of similar import shall for all purposes be deemed to include the Schedule.

2.2           Loans.  Advances hereunder (each, a “Loan” and collectively, “Loans”) shall be comprised of the amounts and at the advance rates shown in the Schedule.  DLL may, in its Permitted Discretion, adjust the advance rates set forth in the Schedule.

2.3           Reconciliation Payments.  If at any time or for any reason (i) the outstanding principal amount of Revolving Credit Loans exceeds any of the applicable dollar or percentage limitations contained in the Schedule (any such excess, a “Revolver Overloan”); (ii) the sum of (a) the aggregate outstanding principal amount of Floorplan Loans plus (b) approvals given by DLL to a Vendor of Floorplanned Inventory exceeds the Maximum Floorplan Amount (any such excess, a “Floorplan Overloan”); (iii) the aggregate outstanding principal amount of Floorplan Loans exceeds the sum of (x) the amount of Floorplanned Inventory plus (y) the Valid Price Protection plus (z) the RMA Credits (any such excess, a “Floorplan Collateral Coverage Reconciliation”),  or (iv) the aggregate outstanding amount of all Loans exceeds the Total Facility (a “Facility Overloan”), then Borrower shall, upon DLL’s demand, immediately pay to DLL, in cash, the full amount of such Revolver Overloan, Floorplan Overloan, Floorplan Collateral Coverage Reconciliation or Facility Overloan (each, an “Overloan”).  As long as no Event of Default shall have occurred, DLL may consent to reserve Floorplan Collateral Coverage Reconciliation amounts against Excess Revolver Availability under the revolving line of credit provided hereunder, to the extent of such Excess Revolver Availability, in lieu of a cash payment, which consent of DLL may be withdrawn at any time in DLL’s Permitted Discretion.  Without limiting Borrower’s obligation to repay to DLL on demand any such amount of any  Overloan, (a) on the date on which any inventory report is required to be delivered to DLL hereunder, Borrower shall repay in full any Floorplan Collateral Coverage Reconciliation described therein to the extent DLL has not consented to reserve such Floorplan Collateral Coverage Reconciliation against and deduct such Floorplan Collateral Coverage Reconciliation from the Excess Revolver Availability as described above (and, in the event that DLL should initially consent to the establishment of such a reserve against the Excess Revolver Availability, but later withdraws such consent in the exercise of its Permitted Discretion, Borrower shall repay in full such Floorplan Collateral Coverage Reconciliation immediately upon such withdrawal of consent by DLL), and (b) Borrower shall pay DLL interest on the outstanding principal amount of any Revolver Overloan, Floorplan Overloan, Floorplan Collateral Coverage Reconciliation (unless such Floorplan Collateral Coverage Reconciliation is currently reserved against Excess Revolver Availability with the consent of DLL) or Facility Overloan upon the earlier of demand by DLL or the next regularly scheduled payment date for interest on the Revolving Credit Loans as specified in the Schedule at the rate of interest applicable to Revolving Credit Loans as specified in the Schedule (subject to any applicable default rate as provided for in Section 2.7).

2.4           Floorplan Credit Line.  At the request of Borrower and as part of the Total Facility, DLL may, in its sole and absolute discretion, make Floorplan Loans to or for the account of Borrower for the purpose of financing Floorplanned Inventory proposed by Borrower to be financed pursuant to this Section 2.4 (the “Floorplan Credit Line”).  At no time shall the sum of Borrower’s Obligations to DLL in respect of the Floorplan Credit Line exceed the amount specified in the Schedule.  Upon receipt by DLL of an invoice for Floorplanned Inventory from Borrower or the Vendor of such Floorplanned Inventory, which invoice is acceptable to DLL in its Permitted Discretion, DLL shall, if it elects to finance such Floorplanned Inventory, make a Floorplan Loan to Borrower in an amount not to exceed (subject to the other limitations set forth in this Agreement) the cost, as reflected on the Vendor’s invoice, of such Floorplanned Inventory, including freight.  DLL may, in its Permitted Discretion, refuse to make a Floorplan Loan against any invoice.  If DLL elects to make a Floorplan Loan, DLL may disburse the proceeds of such Floorplan Loan, less the amount of any discount agreed to between DLL and the Vendor of the Floorplanned Inventory, directly to such Vendor on Borrower’s behalf in accordance with the payment arrangement then in effect between DLL and such Vendor.  DLL will charge Borrower’s loan account for the full amount of the Floorplan Loan without regard to any discount that DLL may be entitled to receive pursuant to any payment arrangement referred to in the immediately preceding sentence.  The Floorplan Credit Line is an uncommitted line of credit, may be terminated in whole or in part by DLL, in its Permitted Discretion, at any time and, upon such termination, no further Floorplan Loans shall be available from DLL.

2.5           Loan Account.  All advances made hereunder, including without limitation all Loans and any and all Overloans, shall be added to and deemed part of the Obligations when made and shall be secured by the Collateral.  DLL may from time to time charge all Obligations of Borrower when due to Borrower’s loan account with DLL.

2.6           Interest; Fees.

(a)           Revolving Credit Line.  Borrower shall pay DLL interest on the daily outstanding balance of the Revolving Credit Loans at the per annum rates and at the times set forth in the Schedule and the Secured Revolving Credit Note, as applicable.  Borrower shall also pay DLL the fees at the rates and/or in the amounts and at the times set forth in the Schedule.

(b)           Floorplan Credit Line. If Borrower fails to repay any Floorplan Loan on the applicable Due Date, Borrower shall pay DLL interest on the daily amount past due at the applicable per annum rate set forth in the Schedule.  In addition, in the event that DLL elects to make advances under the Floorplan Credit Line which are not subsidized by the Vendor, any such non-subsidized Floorplan Loan will bear interest from the date such Floorplan Loan is made until the applicable Due Date at the applicable per annum rate set forth in the Schedule.  All such interest accruing from time to time with respect to any Floorplan Loan shall be payable upon demand of DLL, or if not sooner demanded by DLL, upon the next regularly scheduled interest payment date for interest on the Revolving Credit Loans as specified in the Schedule.

(c)      For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable.  The rates of interest under this Agreement are nominal rates, and not effective rates or yields.  The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

2.7           Default Interest Rate.  Upon the occurrence and during the continuation of an Event of Default, Borrower shall pay DLL interest on the daily outstanding balance of the Revolving Credit Loans and any other Obligations that are outstanding at a rate per annum which is three percentage points (3.0%) in excess of the rate which would otherwise be applicable to the Revolving Credit Loans pursuant to the Schedule (the “Default Rate”).  All such default interest shall be payable upon the earlier of demand by DLL or on the next regularly scheduled interest payment date for interest on the Revolving Credit Loans as specified in the Schedule.

2.8           Examination Fees.  Borrower agrees to pay to DLL an Examination Fee in the amount set forth in the Schedule in connection with each audit or examination of Borrower performed by DLL prior to or after the date hereof. Without limiting the generality of the foregoing, Borrower shall pay to DLL an initial Examination Fee in an amount equal to the amount set forth on the Schedule.  Such initial Examination Fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrower to DLL prior to the date of this Agreement.

2.9           Excess Interest.  If any provision of this Agreement would oblige Borrower or any Guarantor to make any payment of interest or other amount payable to DLL in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by DLL of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by DLL of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary) (i) first, by reducing the amount or rate of interest and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).  Any amount or rate of interest referred to in this Section 2.9 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the Term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by DLL shall be conclusive for the purposes of such determination.

2.10         Principal Payments; Proceeds of Collateral.

(a)           Principal Payments on Revolving Credit Loans and Floorplan Loans.  Except where evidenced by notes or other instruments issued or made by Borrower to DLL specifically containing payment provisions which are in conflict with this Section 2.10(a) (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Revolving Credit Loans and Floorplan Loans shall be payable by Borrower to DLL immediately upon the earliest of (i) in the case of Revolving Credit Loans only, the receipt by DLL or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which DLL elects to accelerate the maturity and payment of such loans, (iii) any termination of this Agreement pursuant to Section 9.2, or (iv) in the case of any Floorplan Loan, the date that is the number of days after the invoice date for the Floorplanned Inventory purchased with the proceeds of such Floorplan Loan agreed to by DLL (acting in its Permitted Discretion and based on the payment and repurchase arrangements then in effect between DLL and the applicable Vendor) and Borrower in connection with the making of each such specific Floorplan Loan as evidenced by the transaction statement (which may be delivered by electronic transmission or email) provided to Borrower by DLL in connection with each such specific Floorplan Loan, subject to any “commonized due date”  program established and made applicable to Borrower by DLL in is sole discretion (provided that, notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, DLL shall provide thirty (30) days prior notice to Borrower before making any change to any of the due dates under or any other aspect of any such “commonized due date” program)  under which payments that would ordinarily be due in respect of any Floorplan Loans on any particular date of a month shall instead, along with other payments that would ordinary be due on particular dates in a time period during the same month established by DLL under such commonized due date program, come due on a common due date for the administrative convenience of DLL and Borrower (e.g., and for illustrative purposes only, a commonized due date program whereby all payments on any Floorplan Loans that would otherwise come due on the 1st of any month through the 10th of such month would all come due on the 5th day of such month) and further subject to any changes in or the discontinuation of any such commonized due date program as to Borrower by DLL in its sole discretion (each, a “Due Date”), provided, however, that any Overloan shall be payable on demand (or, in the case of a Floorplan Collateral Coverage Reconciliation originally reserved against the borrowing availability under the Revolving Credit Loans with the consent of DLL, immediately upon the withdrawal by DLL of such consent) pursuant to the provisions of Section 2.3.  Notwithstanding anything to the contrary contained in the foregoing, on a case by case basis, DLL, acting in its Permitted Discretion, may agree with Borrower to extend the Due Date of any specific Floorplan Loan, on such terms and conditions as are established by DLL in its Permitted Discretion, and consented to by Borrower.

(b)           [RESERVED].

(c)           Collections.  Borrower may make collection of all Receivables for DLL unless and until DLL shall notify Borrower to the contrary after the occurrence and during the continuance of an Event of Default.  Unless Borrower shall be otherwise directed by DLL in writing, Borrower shall at all times direct all Account Debtors to remit all payments owing to Borrower on its customer Receivables  to one or more lockboxes (each, a “Lockbox”) established with a bank or other financial institution selected by Borrower and acceptable to DLL pursuant to an arrangement with such bank or financial institution that is acceptable to DLL.  Each such arrangement regarding each such Lockbox shall provide, inter alia, that all checks and payments received into such Lockbox shall be deposited on a daily basis into a related lockbox account or other “blocked account” (as DLL may require) (each, a “Blocked Account”), which such Blocked Account shall be subject to a tri-party agreement among DLL, Borrower and the applicable bank or other financial institution in form and substance acceptable to DLL which shall provide that DLL shall have exclusive authority and control over such Blocked Account and the funds deposited therein and that said bank or financial institution shall transfer funds deposited in such Blocked Account to DLL on a daily basis, either to any account maintained by DLL at said bank or financial institution or by wire transfer to appropriate account(s) of DLL at another bank or financial institution or otherwise as DLL may direct.  In the event Borrower shall nevertheless directly receive any payments owing to Borrower on its customer Receivables, Borrower shall receive all such payments as trustee of DLL pursuant to an express trust hereunder and immediately deliver all payments to DLL in their original form as set forth below, duly endorsed in blank or cause the same to be deposited into the Blocked Accounts, and until such payments and proceeds are so deposited into a Blocked Account, Borrower shall segregate such payments and proceeds from and shall not commingle any such payments and proceeds with or in any of Borrower’s other deposit accounts or funds or monies or other assets.  Alternatively, DLL may establish depository accounts in the name of DLL at the bank or other financial institution at which each Lockbox is maintained for the deposit of the checks, payment and other funds received into the Lockbox (each, a “Dominion Account”) and Borrower shall deposit all proceeds of customer Receivables or cause same to be deposited, in kind, in such Dominion Accounts of DLL in lieu of depositing same to Blocked Accounts.  All funds deposited in a Blocked Account or Dominion Account shall immediately become the sole property of DLL and Borrower shall obtain the agreement by each applicable bank or financial institution to waive any offset rights against the funds so deposited.  All funds deposited into any Blocked Account or Dominion Account, unless otherwise provided herein, shall be applied in payment of the Obligations in such order as DLL determines in its Permitted Discretion.  DLL assumes no responsibility for any Lockbox, Blocked Account or Dominion Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank or financial institution thereunder.  For greater certainty, at all times after that date which is ninety (90) days after the Closing Date, all payments in respect of Receivables of any Account Debtor organized or domiciled in Canada shall be directed to Canadian Lockboxes.

(d)           Excess Collections. Notwithstanding anything to the contrary provided for herein, in the event that, at any time, the funds received by DLL through the Blocked Accounts shall exceed the amount of the then-outstanding Obligations that are then due and payable, DLL shall (and Borrower hereby authorizes DLL to) retain and hold such excess funds received through the Blocked Accounts as cash collateral for the Obligations (all such funds received and held by DLL from time to time as cash collateral prior to the application thereof to the Obligations as provided for in this paragraph, the “Excess Collections”).  Borrower shall not be entitled to receive interest on any such Excess Collections.  Such excess funds held by DLL as cash collateral as defined in the foregoing shall be applied to the payment of future Obligations as and when such Obligations are incurred and/or become payable.  Borrower hereby grants to DLL a first priority security interest and lien in any and all such excess funds held by DLL from time to time (collectively, the “Excess Cash Collateral”) to secure the payment and performance of the Obligations when due and Borrower agrees that all such Excess Cash Collateral held by DLL from time to time shall be part of the Collateral.  DLL shall not be required to deposit the actual funds representing such Excess Cash Collateral into any particular deposit account maintained specifically for the benefit of Borrower and/or to otherwise segregate or maintain such funds separately from DLL’s other funds and assets and may instead commingle all such Excess Cash Collateral held by DLL for the benefit of Borrower with DLL’s other funds and assets (including by depositing any and all funds representing such Excess Cash Collateral into DLL’s general operating deposit accounts and/or other deposit accounts or securities accounts).  For avoidance of doubt, the parties hereto agree that upon the occurrence of any Event of Default which is continuing, DLL shall have the immediate right, exercisable in its sole and absolute discretion, to apply any and all Excess Cash Collateral held by DLL for Borrower’s account to the repayment of any and all then-outstanding and owing Obligations.

(e)           Payments Without Deductions.  Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

(f)            Collection Days Upon Repayment; Time of Payments.  Any payments made by or on behalf of Borrower with respect to the Obligations owing under this Agreement and the other Loan Documents, including without limitation any payments made with the collections and payments and proceeds on any of Receivables or other Collateral as provided for in Sections 2.10(c) above, shall be credited (conditioned upon final collection) to Borrower’s loan account within the number of days referenced in the Schedule after DLL’s receipt thereof.  Any payments received by DLL after 1:00 PM Toronto time on any Business Day or at any time on any day that is not a Business Day shall be deemed to have been received on the next following Business Day.  DLL is not however required to credit Borrower’s account for the amount of any uncollected payment which is unsatisfactory to DLL in its Permitted Discretion and DLL may charge Borrower’s loan account for the amount of any item of payment which is returned to DLL unpaid.

(g)           Monthly Accountings, Floorplan Loan Transaction Statements.  DLL shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement.  Such account shall be deemed correct, accurate and binding on Borrower and DLL and an account stated (subject to final collection of all payments received and except for reverses and reapplications of payments made and corrections of errors discovered by DLL), unless Borrower notifies DLL in writing to the contrary within forty-five (45) days after each account is rendered, describing the nature of any alleged errors or omissions.

In addition, DLL shall also provide Borrower promptly after making each Floorplan Loan to Borrower  with a transaction statement (which may be delivered by electronic transmission or email) for each such specific Floorplan Loan, which statement shall, inter alia, list the amount of such specific Floorplan Loan, the number of days after the invoice date for the Floorplanned Inventory purchased with the proceeds of such Floorplan Loan after which repayment of such Floorplan Loan shall be due (subject to any commonized due date program applicable to DLL as described in Section 2.10(a) above).  Such transaction statement with respect to each such specific Floorplan Loan, including the terms regarding due dates and/or interest rates applicable to such specific Floorplan Loan, shall be deemed correct, accurate and binding on Borrower and DLL unless Borrower notifies DLL in writing to the contrary within five (5) days after such transaction statement is provided by DLL to Borrower describing the nature of any alleged errors or omissions.

2.11         [RESERVED].

2.12         Receivables.

(a)           Eligibility.  (i)  Borrower represents and warrants that as of the date of the issuance of the invoice for each Receivable and also as of the date any such Receivable is reported to DLL as an Eligible Receivable, such Receivable covers and shall cover a bona fide sale or lease and delivery by Borrower of goods or a bona fide rendition by Borrower of services, in each case in the ordinary course of its business, and shall be for a liquidated amount and shall not be subject to any offset, deduction,  or counterclaim, or any rights of return or cancellation (other than rights of return and cancellation granted to customers in the ordinary course of business),  or any lien (except for DLL’s security interest) or other condition.  If any representation or warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then DLL may, in addition to its other rights hereunder, and without limiting the generality of the first sentence of the definitions of Eligible Receivables or (if applicable) Eligible Inventory, designate any and all Receivables owing by that Account Debtor as Receivables that are not Eligible Receivables; provided, that DLL shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and DLL’s obligation to provide loans hereunder has terminated.  If prior to the date of providing the next Borrowing Base Certificate due and required under this Agreement, Borrower becomes aware of any matter adversely affecting any  one or more Receivable(s) which have previously been reported to DLL as Eligible Receivables, including information affecting the credit of the Account Debtor thereon, Borrower shall promptly notify DLL in writing if the adverse effect on such Receivable would result in a Material Adverse Effect.

(ii)  DLL at any and all times shall be entitled in the exercise of its Permitted Discretion to (i) establish and increase or decrease the Loan Reserves against the Revolving Credit Borrowing Base Amount as provided for in the definition of Loan Reserves and/or as otherwise provided for in the Agreement, (ii) reduce the advance rates in the Schedule or restore such advance rates to any level equal to or below the advance rates set forth in the Schedule or (iii) without limiting the generality of the first sentence of the definition of Eligible Receivables or the first sentence of the definition of Eligible Inventory (if applicable), impose additional restrictions (or eliminate the same) for or tighten or make more restrictive any standards of eligibility set forth in the definitions of “Eligible Receivables” and “Eligible Inventory” (if applicable) contained in the Schedule.  DLL may but shall not be required to rely on the schedules and/or reports delivered to DLL in connection herewith in determining the then eligibility of Receivables and Inventory.  Reliance thereon by DLL from time to time shall not be deemed to limit the right of DLL to revise advance rates or standards of eligibility as provided above.

(b)           Disputes.  If prior to the date of providing the next Borrowing Base Certificate due and required under this Agreement, Borrower becomes aware of a dispute or claims with respect to any one or more Receivable(s) which have previously been reported to DLL as Eligible Receivables, Borrower shall notify DLL promptly of all such disputes or claims with respect to any such Receivable(s) if the failure of the Account Debtor to pay such Receivable(s) as a result of such dispute would have a Material Adverse Effect.  With respect to any Receivable that becomes subject to any such dispute or claim, Borrower shall settle or adjust such disputes or claims at no expense to DLL, but no discount, credit or allowance shall be granted to any Account Debtor and no returns of merchandise shall be accepted by Borrower without DLL’s consent, except for discounts, credits and allowances made or given and returns accepted in the ordinary course of Borrower’s business. DLL may, at any time after the occurrence and during the continuance of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which DLL considers advisable in its reasonable credit judgment and, in all cases, DLL shall credit Borrower’s loan account with only the net amounts received by DLL in payment of any Receivables.

3.            [RESERVED].

4.            CONDITIONS OF CLOSING.

4.1           Initial Advance.  DLL shall not, and, regardless of whether the Schedule provides that any portion of the Total Facility is a committed facility, shall not under any circumstances be deemed to have any obligation to, make the initial advance hereunder  unless each of the following conditions and any additional conditions specified in the Schedule is fulfilled, to the satisfaction of DLL and its counsel in the exercise of their reasonable business judgment, and without limiting the generality of the foregoing, any and all documents, agreements, contracts or instruments required to be delivered under such conditions below or in the Schedule shall be in form and substance acceptable to DLL and its counsel in the exercise of their reasonable business judgment (the date of fulfillment of all such conditions, the “Closing Date”):

(a)           Loan Documents.  DLL shall have received each of the following Loan Documents:  (i) the Agreement and the Schedule hereto fully and properly executed by Borrower; (ii) promissory notes in such amounts and on such terms and conditions as DLL shall specify, executed by Borrower; (iii) the Security Agreement and such other security agreements, intellectual property assignments, guaranty agreements, pledge agreements, mortgages and deeds of trust as DLL may require with respect to this Agreement, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (iv) such other documents, instruments and agreements in connection herewith as DLL shall require, executed, certified and/or acknowledged by such parties as DLL shall have designated;

(b)           Terminations/Subordinations by Existing Lender.  Borrower’s existing lender(s), if any, shall have executed and delivered PPSA discharges and other documentation evidencing the termination of its liens and security interests in the assets of Borrower or a subordination agreement or estoppel letter, in each case as determined by (and in form and substance satisfactory to) DLL in its Permitted Discretion;

(c)           Charter and Other Corporate Documents.  DLL shall have received copies of (i) Borrower’s Bylaws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower; and (ii) results searches of personal property security registries and  the Canadian intellectual Property Office satisfactory to DLL;

(d)           Good Standing.  DLL shall have received a certificate of status with respect to Borrower, and each other Loan Party (other than a Subordinating Creditor), dated the Closing Date, which certificate shall indicate that Borrower or such Loan Party (other than a Subordinating Creditor) is in good standing in its jurisdiction of organization;

(e)           Foreign Qualification.  DLL shall have received evidence satisfactory to it with respect to Borrower and each other Loan Party (other than a Subordinating Creditor), that the Borrower and each other Loan Party (other than a Subordinating Creditor) is extraprovincially registered or otherwise qualified to do business in each jurisdiction in which such party’s failure to be so qualified or licensed would have a material adverse effect on its business, operations, financial condition or assets, indicating that such party is in good standing;

(f)           Authorizing Resolutions and Incumbency.  DLL shall have received (i) a copy of resolutions of Borrower’s Board of Directors authorizing the execution and delivery of this Agreement and the other Loan Documents, (ii) a copy of resolutions of each other Loan Party’s (other than a Subordinating Creditor) Board of Directors authorizing the execution and delivery of the Loan Documents to which such Loan Party is a party, and authorizing specific officers of such Loan Party to execute same, and (iii) a certificate from the Secretary of Borrower and each other Loan Party (other than a Subordinating Creditor), attesting to (A) the adoption of the such resolutions, and (B) the authenticity of original specimen signatures of such officers;

(g)           Insurance.  DLL shall have received the insurance certificates and certified copies of policies required by Section 6.1.3, in form and substance satisfactory to DLL and its counsel, including if so required an additional insured endorsement in favor of DLL with respect to all liability policies and a lender’s loss payable endorsement in favor of DLL with respect to all casualty and business interruption policies, each in form and substance acceptable to DLL and its counsel;

(h)           Title Insurance.  DLL shall have received binding commitments to issue title insurance, in form and substance satisfactory to DLL and its counsel, with respect to any real property that constitutes part of the Collateral;

(i)            Searches; Perfection.  DLL shall have received searches reflecting the filing of its financing statements and fixture filings in such jurisdictions as it shall determine, and shall have received title information with respect to any applicable Collateral and shall have received executed copies of any and all agreements and/or received possession of any share certificates and other documents necessary for DLL to have “control” over any applicable Collateral as described in the Security Agreement, all of which shall have been duly executed, filed, endorsed and/or delivered in a manner sufficient to perfect all of the security interests granted to DLL;

(j)            Landlord, Bailee and Mortgagee Waivers.  To the extent requested by DLL, DLL shall have received landlord, bailee and/or mortgagee waivers from the lessors, bailees and/or mortgagees of all locations where any Collateral is located;

(k)           Fees.  Borrower shall have paid all fees payable by it on the Closing Date pursuant to this Agreement;

(l)            Opinion of Counsel.  DLL shall have received an opinion of Borrower’s counsel covering such matters as DLL shall determine in its Permitted Discretion;

(m)           Officer Certificate.  DLL shall have received a certificate of the Chief Executive Officer or similar official of Borrower, attesting to the accuracy of each of the representations and warranties of Borrower set forth in this Agreement and the fulfillment of all conditions precedent to the initial advance hereunder;

(n)           Solvency Certificate.  DLL shall have received a signed certificate of the Borrower’s duly elected Chief Financial Officer or such other officer of Borrower acceptable to DLL, concerning the solvency and financial condition of Borrower, on DLL’s standard form;

(o)           Blocked Accounts, Lockboxes Etc. Any Blocked Accounts, Dominion Accounts and Lockboxes required by DLL, and any and all documents required to give DLL “control” for purposes of the PPSA over any Securities Account, shall have been established to the satisfaction of DLL in its Permitted Discretion (it being understood and agreed that such Blocked Accounts, Dominion Accounts and/or Lockboxes shall be established by Borrower in Canada within the time period set forth in Section 6.1.14 (Post-Closing Covenants) of the Schedule).

(p)           [RESERVED].

(q)           [RESERVED].

(r)           Representations and Warranties; No Event of Default.  The representations and warranties of Borrower set forth in the Agreement shall be accurate in all material respects, before and after giving effect to such initial advance and to the application of any proceeds thereof; and no event which would constitute an Event of Default, or an event which, with notice or the passage of time or both, would constitute an Event of Default, has occurred and is continuing, or would result from such initial advance or from the application of any proceeds thereof.

(s)           Minimum Excess Revolver Availability.  If required by DLL, Borrower shall have Excess Revolver Availability hereunder of not less than the amount specified in the Schedule, after giving effect to the initial advance hereunder.

(t)           Schedule Conditions.  Borrower shall have complied with all additional conditions precedent as set forth in the Schedule.

(u)           Other Matters.  All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed or recorded and shall be in form and substance reasonably satisfactory to DLL and its counsel.

4.2           Subsequent Advances.  DLL shall not, and, regardless of whether the Schedule provides that any portion of the Total Facility is a committed facility, shall not under any circumstances be deemed to have any obligation to, make any advance subsequent to the initial advance hereunder unless, on and as of the date of each such advance, each of the further following conditions precedent shall be fulfilled:  (i) the representations and warranties of Borrower set forth in this Agreement as remade on the date of such advance pursuant to Section 5.19 below shall be accurate in all material respects, before and after giving effect to such advance or issuance and to the application of any proceeds thereof;  (ii) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or from the application of any proceeds thereof;  (iii) no material adverse change has occurred in the Borrower’s business, operations, financial condition, or assets or in the prospect of repayment of the Obligations; and (iv) DLL shall have received such other approvals, opinions or documents as shall be required under and consistent with the provisions of this Agreement (including, without limitation, delivery of a loan request satisfactory to DLL in accordance with Section 9.11).

5.            REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants that:

5.1           Due Organization.  Borrower and each of its Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of the jurisdiction set forth on the Schedule, is extraprovincially registered and otherwise qualified and authorized to do business and is in good standing in each jurisdictions in which such qualification and good standing are necessary in order for it to conduct its business and own its property except to the extent that the failure to be so qualified in any such jurisdiction (other than its jurisdiction of organization and the jurisdiction of its chief executive office) would not have a Material Adverse Effect (which jurisdictions, as of the Closing Date, are listed in Perfection Certificate), and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder and has not taken any steps to wind up, dissolve or otherwise liquidate its assets.

5.2           Other Names.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth in the Perfection Certificate, nor has Borrower nor any of its Subsidiaries been the surviving entity of a merger, amalgamation or consolidation or acquired all or substantially all of the assets of any person or acquired any assets of another person outside of the ordinary course of business during such time, except as set forth in the Perfection Certificate.

5.3           Due Authorization.  The execution, delivery and performance by each of Borrower and each of its Subsidiaries of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and shall not constitute a violation of any applicable law or of such entity’s Articles or Certificate of Incorporation or By-Laws or any other document, agreement or instrument to which such entity is a party or by which such entity or its assets are bound.

5.4           Binding Obligation.  Each of the Loan Documents to which Borrower and each of its Subsidiaries is a party is the legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms subject to the effect of any applicable bankruptcy, fraudulent transfer, moratorium, insolvency, reorganization or other similar laws affecting the rights of creditors generally and the effect of general principles of equity whether applied by a court of equity or law.

5.5           Intangible Property.  Borrower and each of its Subsidiaries possesses adequate Intellectual Property Rights for the present and planned future conduct of its business without any known conflict with the rights of others, and all such Intellectual Property Rights are valid and enforceable and have been duly registered or filed with the appropriate governmental or regulatory authorities; each of the patents, patent applications, copyrights, Internet domain names, trademarks and trademark applications  of Borrower and each of its Subsidiaries which have been registered or filed with any governmental or regulatory authority (including the Canadian Intellectual Property Office) as of the Closing Date are listed by name, date and filing number in the Perfection Certificate and if any such assets have been acquired (whether by purchase from a third party or registration or filing with any such governmental or regulatory authority by Borrower) since the date hereof, Borrower has given written notice of any such acquisition, filing or registration to DLL and has taken all actions requested by DLL to perfect DLL’s rights and liens with respect to such assets.

5.6           Capital.  Borrower and each of its Subsidiaries has capital sufficient to conduct its business, is able to pay its debts as they mature and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts).

5.7           Material Litigation.  There is no pending or overtly threatened litigation, actions or proceedings against Borrower nor any of its Subsidiaries which if determined adversely to Borrower or such Subsidiary, would have a Material Adverse Effect.

5.8           Title; Security Interests of DLL.  Borrower has good, indefeasible and merchantable title to the Collateral and, upon the execution and delivery of the Loan Documents, filing of PPSA financing statements in the appropriate offices, delivery of the certificate(s) evidencing any pledged securities, the filing of any collateral assignments or security agreements regarding Borrower’s Intellectual Property Rights, if any, with the appropriate governmental or regulatory authorities, the registration of any mortgages, charges or deeds of trust with respect to real property in the appropriate offices and all necessary steps being taken and all necessary agreements and documents being executed to give DLL “control” as provided for under the STA with respect to all of Borrower’s Securities Accounts, this Agreement and such documents shall create valid and perfected first priority liens in and to the Collateral, subject only to Permitted Encumbrances.  Each Subsidiary of Borrower has good, indefeasible and merchantable title to all of its property and assets, free and clear of all liens and security interest other than Permitted Encumbrances.

5.9           Restrictive Agreements; Labor Contracts.  Neither Borrower nor any of its Subsidiaries is a party or subject to any contract, or subject to any charge, corporate restriction, judgment, decree or order, in either such case materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and it is not party to any material labor dispute.  In addition, no labor contract to which Borrower or any of its Subsidiaries is a party is scheduled to expire during the Term of this Agreement, except as disclosed to DLL in writing prior to the date hereof.

5.10         Laws.  Neither Borrower nor any of its Subsidiaries is in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, which violation could reasonably be expected to materially and adversely affect the Collateral or its business, assets, operations, prospects or condition, financial or otherwise.

5.11         Consents.  Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby.

5.12         Defaults.  Neither Borrower nor any of its Subsidiaries is in default, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default, with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, if in any such case, the result of such default, and/or of any termination or acceleration of such note, indenture, loan agreement, mortgage, lease, deed or other agreement occurring or permitted to occur as a result of such default, would have a Material Adverse Effect.

5.13         [RESERVED].

5.14         Pension Plans.  Neither Borrower nor any of its Subsidiaries maintains any Pension Plans.

5.15         Taxes.  Borrower and its Subsidiaries have filed all material tax returns and such other reports as each is required by law to file and have paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable except to the extent such obligation is being contested by Borrower reasonably and in good faith through proper proceedings (but only so long as appropriate reserves as shall be required in conformity with GAAP have been established in respect of such contested obligations and the enforcement of any liens that may arise in favour of the applicable taxing authority or other governmental body as a result of the Borrower’s failure to pay are effectively stayed pending the resolution of the applicable contest proceedings).

5.16         Third Party Locations.  Notwithstanding anything to the contrary contained in this Agreement, regardless of whether DLL shall have required Borrower to provide an acceptable landlord, bailee or warehouseman waiver with respect to any particular location where any Collateral is located for the purposes of Section 4.1(j) or the first sentence of Section 6.1.11, no Collateral that is located at any location which is not owned by Borrower and with respect to which Borrower has not provided to DLL an acceptable landlord, bailee or warehouseman waiver shall be considered Eligible Inventory for any purposes under this Agreement unless DLL, acting in its Permitted Discretion, shall have agreed otherwise in writing and, if DLL shall so elect in its Permitted Discretion, an appropriate Loan Reserve shall have been established by DLL against the Revolving Credit Borrowing Base Amount for the rent and/or other obligations that will from time to time be owing to the applicable landlord, bailee or warehouseman with respect to such location.

5.17          Business Relationships.  There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between Borrower or any Subsidiary of Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of Borrower or such Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect Borrower or such Subsidiary or prevent Borrower or such Subsidiary from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.

5.18         [RESERVED].

5.19          Reaffirmations.  Each request for a loan made by Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by Borrower to DLL that there does not then exist (nor will there result from such advance or issuance or from the application of any proceeds thereof) any Event of Default or event which, with notice or the passage of time or both, would constitute an Event of Default, (ii) a reaffirmation as of the date of said request (or, if such representation expressly related to an earlier date, as of such earlier date) that all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are accurate in all material respects; and (iii) a representation and warranty that all of the conditions precedent to such advance specified in Section 4.2 above have been satisfied as of such date.

6.            COVENANTS.

6.1           Affirmative Covenants.  Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall and shall cause it of its Subsidiaries to:

6.1.1           Taxes.  File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due except to the extent such obligation is being contested by Borrower reasonably and in good faith through proper proceedings (but only so long as appropriate reserves as shall be required in conformity with GAAP have been established in respect of such contested obligations and the enforcement of any liens that may arise in favor of the applicable taxing authority or other governmental body as a result of the Borrower’s failure to pay are effectively stayed pending the resolution of the applicable contest proceedings).

6.1.2           Notice of Litigation.  Promptly notify DLL in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or Borrower’s or any Subsidiary’s business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance.

6.1.3           Insurance.  Borrower will maintain such insurance as is reasonably required by DLL (including without limitation all insurance required pursuant to the Schedule), written by insurers and, if requested by DLL, with lender’s loss payee, additional insured and other endorsements, in each case reasonably satisfactory to DLL. All premiums shall be paid by Borrower as and when due. Accurate and, if requested by DLL, complete copies of all policies shall be delivered by Borrower to DLL.  If Borrower fails to comply with this section, DLL may (but shall not be required to) procure such insurance at Borrower’s expense and charge the cost thereof to Borrower’s loan account as an Obligation secured by the Collateral

6.1.4           Corporate Existence.  Maintain its corporate existence and good standing in its jurisdiction of organization and its qualification to do business and good standing in all other jurisdictions necessary for the conduct of its business (except to the extent any such failure to be so qualified and/or in good standing in any jurisdiction other than its jurisdiction of incorporation would not have a Material Adverse Effect) and the ownership of its property and maintain adequate assets and Intellectual Property Rights for the conduct of its business (except to the extent any such failure to maintain ownership and adequate assets and Intellectual Property Rights would not have a Material Adverse Effect).

6.1.5           Labor Disputes.  Promptly notify DLL in writing of any material labor dispute to which Borrower or any Subsidiary of Borrower is or may become subject and the expiration of any labor contract to which Borrower or any Subsidiary of Borrower is a party or bound.

6.1.6           Violations of Law.  Promptly notify DLL in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to Borrower or any Subsidiary of Borrower which may materially and adversely affect the Collateral or Borrower’s or such Subsidiary’s business, assets, prospects, operations or condition, financial or otherwise.

6.1.7           Defaults.  Notify DLL in writing within five (5) Business Days of the occurrence of Borrower’s or any Subsidiary’s default under any Indebtedness, note, indenture, loan agreement, mortgage, lease or other similar agreement to which Borrower or any Subsidiary of Borrower is a party or by which Borrower or any Subsidiary of Borrower is bound, if any such case the result of such default, and/or any termination or acceleration of such Indebtedness, note, indenture, loan agreement, mortgage, lease or other similar agreement occurring or permitted to occur as a result of such default, would have a Material Adverse Effect.  Without limiting the generality of the foregoing and for the avoidance of doubt, Borrower shall so notify DLL of the occurrence of any Event of Default under this Agreement or any event which, which notice or the passage of time or both would constitute an Event of Default under this Agreement.

6.1.8           Capital Expenditures.  Promptly notify DLL in writing of the making of any Capital Expenditure materially affecting Borrower’s or any Subsidiary’s business, assets, prospects, operations or condition, financial or otherwise.

6.1.9           Books and Records.  Keep records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP, reflecting all of its financial transactions.

6.1.10         Leases; Warehouse Agreements.  Both (i) provide DLL with copies of all agreements between Borrower or any Subsidiary of Borrower and any landlord, bailee or warehouseman which owns any premises at which any Collateral may, from time to time, be located, and (ii)  use its commercially reasonable best efforts to provide landlord, bailee, warehouseman and mortgagee waivers in form acceptable to DLL with respect to all locations where any Collateral is hereafter located to the extent requested by DLL.

6.1.11         Additional Documents.  At DLL’s request, promptly execute or cause to be executed and delivered to DLL any and all documents, instruments or agreements reasonably deemed necessary by DLL to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents  with respect to the Obligations or the Collateral, including all such all documents, instruments or agreements reasonably deemed necessary establish, create, preserve, protect and perfect a first priority lien (subject only to Permitted Encumbrances) in favor of DLL on the Collateral (including Collateral acquired after the date hereof).  Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of the amount set forth in the Schedule arises out of a contract with any governmental authority (including, without limitation, the federal government of Canada or the United States (or any department, agency, subdivision or instrumentality of the federal government of Canada or the United States) or of any province of Canada) and the enforceability or effectiveness of the assignment of such Receivable is subject to any precondition that has not been met, Borrower shall promptly notify DLL of such fact in writing and shall execute any instruments and take any other action required or requested by DLL to any such precondition to be met (including, without limitation, any actions required under the Financial Administration Act (Canada) (or any comparable provincial legislation) or the Federal Assignment of Claims Act of 1940, if applicable).

6.1.12         Financial Covenants.  Comply with the financial covenants set forth in the Schedule.

6.1.13         Issuing of Credit Memoranda.  Borrower shall issue credit memoranda in the ordinary course of its business no later than the number of Business Days referenced in the Schedule after: (i) Borrower’s receipt of returned goods or merchandise; or (ii) such time as any Account Debtor shall become entitled to a credit from Borrower under any other circumstances.

6.1.14         Post-Closing Covenants.  Borrower shall and shall cause its Subsidiaries (as and if applicable) to comply with the post-closing covenants set forth in the Schedule at Section 6.1.14 thereof.

6.2           Negative Covenants.  Without DLL’s prior written consent, which consent DLL may withhold in its Permitted Discretion, so long as any Obligation remains outstanding and this Agreement is in effect, Borrower shall not and shall not permit any of its Subsidiaries to:

6.2.1           Mergers, Amalgamations, Consolidations, Fundamental Changes of Business.  Merge, reorganize, consolidate or amalgamate with or acquire any other Person  (except that any Borrower entity may merge into any other Borrower entity), or wind up its affairs, liquidate or dissolve itself; or acquire by purchase, lease or otherwise all of substantially all or any material part of the assets or capital stock or other equity interests of any Person or any business or division of any Person; or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations.  Without contradicting or limiting the generality of the foregoing,  Borrower shall not and shall not permit any Subsidiary to sell, transfer, lease or otherwise dispose of any of its property or assets, except for (i) the sale of Inventory of Borrower and its Subsidiaries in the ordinary course of business or (ii) sales of equipment or other assets or property (excluding any and all Inventory of Borrower and any  Subsidiary of Borrower and Receivables of Borrower and any  Subsidiary of Borrower) that is obsolete, worn-out or no longer useful in the conduct of Borrower’s or such Subsidiary’s business so long as (x) any such sale or disposition of obsolete, worn-out or no longer useful assets shall be made for fair market value and (y) Borrower shall give at least five (5) days prior written notice to DLL of each and any such proposed  sale or disposition if, after giving effect thereto, the aggregate fair market value of all such Property disposed of in any fiscal year of Borrower and its Subsidiaries (taken as a whole) pursuant to this clause (y) will exceed $100,000 (even if such a notice has already been given with respect to one or more prior transactions in such fiscal year).

6.2.2           Loans.  Make advances, loans or extensions of credit to, or invest in, any Person except as set forth in the Schedule.

6.2.3           Dividends.  Declare or pay cash dividends or distributions upon any of its stock or other equity interests, except as permitted on the Schedule, or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock or other equity interests.

6.2.4           [RESERVED].

6.2.5           Indebtedness of Others.  Become directly or contingently liable for the Indebtedness of any Person (other than for any Indebtedness of another Borrower that is permitted to be outstanding under Section 6.2.11 below), except by endorsement of instruments for deposit; and except for the existing guarantees made by Borrower or any Subsidiary of Borrower prior to the date hereof, if any, which are set forth in the Schedule.

6.2.6           Repurchase.  Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis.

6.2.7           Name.  Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof or as set forth in the schedules to the Security Agreement; or change its legal name or jurisdiction of organization, or become organized in any additional jurisdiction, or change the nature of its entity organization (e.g., change from a corporation to a limited liability company), whether by merger, conversion under state law or otherwise, without giving at least thirty (30) days prior written notice of any such change to DLL.

6.2.8           Payment of Subordinated Debt.  Make any payment (whether of principal or interest or any other fee or obligations of any kind) under and/or in respect of any Subordinated Debt except to the extent that such payment is expressly permitted to be made pursuant to the subordination agreement governing such Subordinated Debt.

6.2.9           Compensation.  Pay total compensation  (considering Borrower and its Subsidiaries taken together as a whole) (exclusive of any cash dividends or distributions permitted under Section 6.2.3, if any), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year to all of Borrower’s and its Subsidiary’s executives, officers and directors (or any relative thereof) in an amount in excess of the amount set forth in the Schedule.

6.2.10         [RESERVED].

6.2.11         Indebtedness.  Create, incur, assume or permit to exist any Indebtedness, other than (i) the Obligations, (ii) trade payables and other contractual obligations to suppliers and customers incurred in the ordinary course of business, (iii) other Indebtedness existing on the date of this Agreement and disclosed in writing (in such detail as is satisfactory to DLL) to DLL prior to the Closing Date (except Indebtedness paid on the date of this Agreement from proceeds of the initial advances hereunder); (iv) purchase money indebtedness incurred in connection with Capital Expenditures, including Capital Leases, not in excess of the amount set forth in the Schedule, (v) Subordinated Debt; and (vi) any other Indebtedness specifically permitted in the Schedule.

6.2.12        Affiliate Transactions.  Except as set forth on the Schedule, or as permitted under Sections 6.2.2, 6.2.3 and 6.2.9, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate.  Notwithstanding the foregoing, if no Event of Default has occurred, Borrower and its Subsidiaries may engage in transactions with Affiliates in the ordinary course of business, in amounts and upon terms which are fully disclosed to DLL and which are no less favorable to Borrower or to such Subsidiary than would be obtainable in a comparable arm’s length transaction with a Person who is not an Affiliate.

6.2.13         Nature of Business.  Enter into any new business (other than any business or business line reasonably related to the business(es) and business line(s) engaged in by Borrower as of the Closing Date) or make any material change in any of Borrower’s or any Subsidiary’s business objectives, purposes or operations inconsistent with this Section.

6.2.14         DLL’s Name.  Use the name of DLL in connection with any of Borrower’s or any Subsidiary’s business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of Borrower or any Subsidiary of Borrower, solely for credit reference purposes.

6.2.15         Permitted Uses of Proceeds of Loans; Margin Security.  Use the proceeds of any Floorplan Loan for any purpose other than the purchase and/or financing of Floorplanned Inventory to be sold to Borrower’s customers or use the proceeds any Revolving Credit Loan for any purpose other than Borrower’s general corporate purposes consistent with past practices and, if applicable, the refinancing and/or payoff of prior Indebtedness in existence on the Closing Date required to be refinanced and/or paid off pursuant to Section 4.1 of the Agreement.

6.2.16         Real Property.  Purchase or acquire any real property without DLL’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), a condition of which consent shall include delivery of appropriate title and environmental reports and analysis, in form and substance satisfactory to DLL and its counsel.

6.2.17         Liens.  Create, incur, assume or suffer to exist any lien upon any of its Property, whether now owned or hereafter acquired, except Permitted Encumbrances.

6.2.18         Change in Fiscal Year; Auditors.  Change the commencement or ending date of the fiscal year of Borrower and its Consolidated Subsidiaries or retain independent public auditors for purposes of preparing the Borrower’s and its Consolidated Subsidiaries’ audited financial statements which are different than those retained by Borrower and its Consolidated Subsidiaries at the time of the Closing Date, in each case, without providing at least thirty (30) days prior written notice to DLL.

6.2.19         Issuance of Stock.  Except as permitted in the Schedule, issue or permit any subsidiary to issue any capital stock after the Closing Date without the prior written approval of DLL.

6.2.20         Pension Plan Compliance.  The Borrower will not (a) establish, contribute to or assume an obligation to contribute to, or permit any of its Subsidiaries to establish, contribute to or assume an obligation to contribute to, any Pension Plan or (b) acquire, or permit any of its Subsidiaries to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any Pension Plan.

6.2.21         Restrictions on New Subsidiaries. Borrower shall not, and shall not permit any of its Subsidiaries to, create form or acquire by any means (including by purchase of any equity interests therein or by merger, amalgamation or consolidation therewith) any new Subsidiary without the prior written consent of DLL.

7.            DEFAULT AND REMEDIES.

7.1           Events of Default.  Any one or more of the following events shall constitute an Event of Default under this Agreement:

(a)           Borrower fails to pay when due and payable any portion of the Obligations, whether at stated maturity, upon acceleration or otherwise;

(b)           Borrower or any other Loan Party fails or neglects to perform, keep, or observe in any respect (i) any term, provision, condition, covenant or agreement contained in Section 6.1.12 (subject to any express cure provisions provided for in Section 6.1.12 as set forth therein or in the Schedule), 6.1.14 or any of the subsections/provisions of Section 6.2 or (ii) any other any term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document to which Borrower or such other Loan Party is a party, and such failure or neglect shall continue unremedied for more than ten (10) days;

(c)           Any material adverse change occurs in the business, assets, operations, prospects or condition, financial or otherwise, of Borrower entities taken as a whole;

(d)           The prospect of repayment of any portion of the Obligations or the value or priority of DLL’s security interest in the Collateral is materially impaired;

(e)           Any portion of Borrower’s or any Subsidiary’s assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer unless such action is stayed and such attachment is dismissed within thirty (30) days;

(f)            Borrower or any of its Subsidiaries:

(i)           becomes insolvent, or generally not or become unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness, or proposes a compromise or arrangement between it and any class of its creditors;

(ii)          commits an act of bankruptcy under the BIA, or makes an assignment of its property for the general benefit of its creditors under the BIA, or makes a proposal (or files a notice of its intention to do so) under the BIA;

(iii)          institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv)         applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;  or

(v)          threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(f) or in Section 7.1(g), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof;

(g)           any petition is filed, application made or other proceeding instituted against or in respect of Borrower or any of its Subsidiaries:

(i)           seeking to adjudicate it an insolvent;

(ii)          seeking a receiving order against it under the BIA;

(iii)         seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity; or

(iv)         seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 60 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against the Borrower or such Subsidiary thereunder in the interim, such grace period will cease to apply, and provided further that if the Borrower or such Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(h)           Any other event occurs which, under the applicable law of any jurisdiction, has an effect equivalent to any of the events referred to in 7.1(f) or (g);

(i)           Any notice of lien (other than with respect to a Permitted Encumbrance provided that, if such lien ceases at any time to be a Permitted Encumbrance, the provisions of this paragraph shall apply to such lien and any notice filed with respect thereto) or  levy or is filed of record with respect to any of Borrower’s or any Subsidiary’s assets;

(j)           Any judgments are entered against Borrower or any Subsidiary of Borrower in an aggregate amount exceeding the amount set forth in the Schedule unless each such judgment is stayed and such each such judgment is dismissed or satisfied within thirty (30) days;

(k)           Any default (after giving effect to any applicable notice and cure periods), including without limitation in the case of either clause (i) or (ii), any default which would result in a right by any third party to accelerate the maturity of any such Indebtedness of Borrower or such Subsidiary of Borrower to such third party, shall occur under (i) any Indebtedness between Borrower or any Subsidiary of Borrower if the acceleration and/or exercise of remedies by the applicable creditor with respect to such Indebtedness would result in a Material Adverse Effect; (ii) any Subordinated Debt or (iii) any other agreement to which Borrower or any Subsidiary is a party or by which its property is bound if the termination and/or exercise of remedies under which would result in a Material Adverse Effect;

(l)           Any representation or warranty made or deemed to be made by Borrower, any Subsidiary of Borrower, any Affiliate of Borrower or any Subsidiary of Borrower or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to DLL in connection therewith shall prove to have been misleading in any material respect when made;

(m)           [RESERVED].

(n)           If any of the Loans are guaranteed: (i) any Guarantor revokes, terminates or attempts to revoke or terminate its Guaranty or any security therefor, or becomes subject to any bankruptcy or other insolvency proceeding; (ii) any Guarantor other than an individual Guarantor, is dissolved, liquidated, merged, reorganized or terminated; or (iii) any individual Guarantor dies or becomes disabled;

(o)           Any transfer of the issued and outstanding shares of common stock or other equity interests of Borrower or other change in ownership or management of Borrower in violation of Change of Control restrictions forth in the Schedule or if Borrower shall fail to own all of the equity interests of each of its Subsidiaries; or

(p)           either (i) any “Event of Default” (as defined in the US Credit Agreement) shall occur or (ii) any other event or circumstance shall occur which would permit and/or entitle DLL US Lender to accelerate the maturity of the obligations owing under the US Credit Agreement (in each such case regardless of whether DLL US Lender shall have elected to exercise any rights or remedies).

NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, DLL RESERVES THE RIGHT TO CEASE MAKING ANY ADVANCES OR LOANS IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING.

7.2           Remedies.  Upon the occurrence of an Event of Default, DLL may, at its option and in its Permitted Discretion and in addition to all of its other rights under the Loan Documents, terminate this Agreement and declare all of the Obligations to be immediately payable in full.  DLL shall also have the right to reduce the Total Facility amount, the Combined Facility amount, the Revolving Credit Borrowing Base Amount, the Inventory Borrowing Base Amount, or any portion of either borrowing base, or the advance rates or to modify the terms and conditions upon which DLL is willing to consider making advances under the Total Facility or to take additional reserves against the Revolving Credit Borrowing Base Amount or the Inventory Borrowing Base Amount for any reason.

8.             EXPENSES AND INDEMNITIES.

8.1           Expenses.

(a)           Borrower covenants that, so long as any Obligation remains outstanding and/or this Agreement remains in  effect, it shall promptly reimburse DLL for all reasonable and documented costs, fees and expenses incurred by DLL in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys’ and paralegals’ fees of outside counsel, expert witness fees, lien, title search and insurance fees, appraisal fees, all charges and expenses reasonably incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement, including without limitation all such reasonable and documented costs, fees and expenses as DLL shall incur or for which DLL shall become obligated (subject to any restrictions otherwise set forth in the Loan Documents with respect to DLL’s liability for any such particular costs, fees and expenses) in connection with (i) any inspection, audit or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and DLL’s security interest therein, including, without limitation, the defense or prosecution of any action involving DLL and Borrower or any third party, (iv) enforcement of any of DLL’s rights and remedies with respect to the Obligations or Collateral, and (v) consultation with DLL’s attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed.  Borrower shall also pay all DLL charges in connection with bank wire or electronic funds transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lockboxes and other Blocked Accounts, and all other bank and administrative matters, in accordance with DLL’s schedule of bank and administrative fees and charges in effect from time to time.  All costs, fees, expense, charges and other obligations payable by Borrower under this Section 8.1(a) shall be due and payable on demand, and Borrower’s covenants and obligations under this Section 8.1(a) shall survive the termination of this Agreement.

(b)           Borrower hereby agrees to indemnify DLL and its directors, officers, employees, attorneys and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or relating to relating to this Agreement or the other Loan Documents, the Total Facility, the Loans hereunder or any actual or proposed use by Borrower of the proceeds of any of the Loans hereunder, including any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any of the foregoing, including, without limitation, the reasonable and documented fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). DLL agrees to give the Borrower notice of any such investigations, litigation or other proceedings, within a reasonable time after DLL actual discovery of the same; provided that DLL’s failure to provide such notice shall not affect Borrower’s obligations under this paragraph.  All indemnification obligations of Borrower under this Section 8.1(b) shall be payable on demand, and Borrower’s covenants and obligations under this Section 8.1(b) shall survive the termination of this Agreement.

8.2           Environmental Matters.

8.2.1           Definitions.  The following definitions apply to the provisions of this Section 8.2:  (a)  the term “Applicable Law” shall include, but shall not be limited to, all local, provincial and/or federal laws, rules, regulations or ordinances, whether currently in existence or hereafter enacted, in any way relating to (i) the existence, cleanup and/or remedy of contamination on real property; (ii) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; or (iii) the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Substance, or to health and safety matters; (b) the term “Hazardous Substance” shall mean any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro organism, ray, odour, radiation, energy, vector, plasma, constituent or material which (i) is or becomes listed, regulated or addressed under Applicable Law, (ii) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under Applicable Law, including asbestos, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Applicable Laws or (iii) may or could pose a hazard to the health or safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the property, or any person coming upon the property or adjacent property; and (c) the term “Property” shall mean all real property, wherever located, in which Borrower or any Affiliate of Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

8.2.2           Covenants and Representations.

(a)           Borrower represents and warrants that there have not been during the period of Borrower’s possession of any interest in the Property and, to the best of its knowledge after reasonable inquiry, there have not been at any other times, any activities by Borrower or any other Person for which Borrower could reasonably expected to be responsible under Applicable Law on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances, except in compliance in all material respects with Applicable Law, either (i) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (ii) incorporated in the buildings, structures or improvements included in the Property, including any building material containing asbestos, or (iii) used in connection with any operations of Borrower or its Affiliates on or in the Property.

(b)           Without limiting the generality of the foregoing and to the extent not included within the scope of this Section 8.2.2, Borrower represents and warrants that it is in compliance in all material respects with Applicable Law and has received no notice from any person or any governmental agency or other entity of any violation by Borrower or its Affiliates of any Applicable Law which could reasonably be expected to result in a liability or remediation or clean-up costs in excess of $250,000.

(c)           Borrower shall be solely responsible for and agrees to indemnify DLL, protect and defend DLL with counsel reasonably acceptable to DLL, and hold DLL harmless from and against any claims, actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, reasonable attorneys’ fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by DLL (collectively, the “Environmental Costs”), that may, at any time or from time to time, arise directly or indirectly from or in connection with:  (i) the presence, suspected presence, disposal, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (ii) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the actions of DLL, its employees, agents and representatives.  All Environmental Costs incurred or advanced by DLL if incurred by DLL in good faith shall constitute Obligations hereunder.

9.            MISCELLANEOUS.

9.1           Examination of Records; Financial Reporting.

(a)           Examinations.  DLL, and any agents or auditors retained by DLL, shall at all reasonable times and upon reasonable prior notice (except that no such notice shall be required after the occurrence and during the continuance of an Event of Default) have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower’s records, files, books of account and all other documents, instruments and agreements relating to the Collateral and full access to Borrower’s business locations and the right to examine, audit, inspect check, test and appraise the Collateral.  Borrower shall deliver to DLL any instrument necessary for DLL to obtain records from any service bureau maintaining records for Borrower.  All instruments and certificates prepared by Borrower showing the value of any of the Collateral shall be accompanied, upon DLL’s request, by copies of related purchase orders and invoices.  DLL may, at any time after the occurrence and during the continuance of an Event of Default, remove from Borrower’s premises Borrower’s books and records (or copies thereof) or require Borrower to deliver such books and records or copies to DLL.  If originals are removed, DLL shall permit Borrower to make copies prior to such removal.  Subject to any limitations on Borrower’s liability for Examination Fees set forth on the Schedule, DLL may, without expense to DLL, use Borrower’s personnel, supplies and premises as may be reasonably necessary for auditing or examining the Collateral or for maintaining or enforcing DLL’s security interest.

(b)           Reporting Requirements.  Borrower shall furnish DLL, upon reasonable request, such information and statements as DLL shall request from time to time regarding Borrower’s business affairs, financial condition and the results of its operations.  Without limiting the generality of the foregoing, Borrower shall provide DLL with all information and reports required under the Schedule.

(c)           Guarantor’s Financial Statements and Tax Returns.  If any of the Loans are guaranteed, Borrower shall cause each of the Guarantors to deliver to DLL such Guarantor’s signed annual financial statement (in form acceptable to DLL) and a copy of such Guarantor’s federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due or, if earlier, on the date when available.  Without limiting the generality of the foregoing, in the case of any Guarantor that is not an individual, if DLL shall so require, Borrower shall cause each of the Guarantors to deliver to DLL such Guarantor’s annual audited financial statements for such Borrower within ninety (90) days after the end of each of such Guarantor’s fiscal years.

(d)           Confidentiality.  DLL agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives on a confidential basis, (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over DLL, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement on a confidential basis, (vi) with the consent of Borrower or (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to DLL or any of its affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to DLL on a nonconfidential basis prior to disclosure by Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information

9.2           Term; Termination.

(a)           Term.  The term of this Agreement shall be as set forth in the Schedule (the “Term”), unless earlier terminated as provided herein.

(b)           [RESERVED].

(c)           Payment in Full.  Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

(d)           Early Termination.  Borrower may terminate this Agreement at any time prior to the expiration of the Term but only upon ninety (90) days’ prior written notice and prepayment of the Obligations.

9.3           Certain Waivers.  All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement.  Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which Borrower might otherwise be entitled.

9.4           No Waiver by DLL.  Neither DLL’s failure to exercise any right, remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between DLL and Borrower nor any delay by DLL in exercising the same shall operate as a waiver.  An Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by DLL as herein provided.  No waiver by DLL shall be effective unless in writing and then only to the extent stated.  No waiver by DLL shall affect its right to otherwise require strict performance of this Agreement either at such time or in the future.  DLL’s rights and remedies, whether arising hereunder, under any other Loan Document or otherwise at law or in equity and whether against Borrower, any Guarantor (if any) or any other Person liable for the Obligations, and/or any of their assets (including the Collateral), or any Subordinating Creditor (if any), shall be cumulative and not exclusive, and DLL may exercise, or forebear from exercising, any one or more of such rights or remedies against any one or more of such Persons or their assets in such order and at such times as DLL shall determine in the exercise of its sole discretion.

9.5           Binding on Successor and Assigns.  All terms, conditions, promises, covenants, provisions and warranties hereof and of the Loan Documents shall inure to the benefit of and bind DLL’s and Borrower’s respective representatives, successors and assigns.

9.6           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.7           Amendments; Assignments.  This Agreement may not be modified, altered or amended, except by an agreement in writing signed by Borrower and DLL.  Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of Borrower’s obligations, rights, title, interests, remedies, powers and duties hereunder or thereunder.  Borrower hereby consents to DLL’s participation, sale, assignment, transfer or other disposition, at any time or times if an Event of Default has occurred and is continuing, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, DLL’s rights, title, interests, remedies, powers and duties hereunder or thereunder and without limiting the generality of Section 9.1(d) above, in connection therewith, DLL may disclose all documents and information which DLL now or hereafter may have relating to Borrower or Borrower’s business.  Notwithstanding anything to the contrary contained in the foregoing, unless an Event of Default has occurred and is continuing, DLL may not participate, sell, assign or transfer or otherwise dispose of this Agreement or any of the other Loan Documents without Borrower’s prior written consent (which such consent shall not be unreasonably conditioned, withheld or delayed) and DLL will not make disclosures regarding this Agreement and the other Loan Document to any such potential participant, buyer, assignee or transferee without Borrower’s prior written consent (which such consent will not be unreasonably conditioned, withheld or delayed).  To the extent that DLL assigns its rights and obligations hereunder to a third party, DLL shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

9.8           Integration.  This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

9.9           Survival.  All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties.  No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the provisions of Sections 8.1, 8.2, 9.13 or 9.24 or any other provision hereof or any Loan Documents providing for the payment by Borrower of DLL’s costs and expenses or indemnification by Borrower of DLL and all such provisions shall survive any such termination.

9.10         Evidence of Obligations.  Each Obligation may, in DLL’s Permitted Discretion, be evidenced by notes or other instruments issued or made by Borrower to DLL.  If not so evidenced, such Obligation shall be evidenced solely by entries upon DLL’s books and records.

9.11         Loan Requests.  Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to DLL on or prior to 10:00 a.m., Toronto time, on the Business Day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower’s operating account shall conclusively establish Borrower’s obligation to repay such loan.  Notwithstanding anything to the contrary contained in this Agreement, the coming due of any payment under this Agreement, whether for principal (including required payments of principal on Floorplan Loans), interest, fees, costs and expenses of DLL or otherwise, at the sole option of DLL, may be deemed to be an automatic request by Borrower for a Revolving Credit Loan in an amount equal to such payment due, and DLL, in its sole option, may make such Revolving Credit Loan and use the proceeds of such Revolving Credit Loan to satisfy such payment due regardless of whether the conditions otherwise required by the making of a Revolving Credit Loan under Section 4.1 or 4.2 have been satisfied and regardless of whether the total outstanding balance of all Revolving Credit Loans (after giving effect to the making of such Revolving Credit Loan) would exceed any dollar or percentage limitation otherwise applicable to Revolving Credit Loans, including the Revolving Credit Borrowing Base Amount, the Revolving Credit Limit, the amount of the Total Facility or the amount of the Combined Facility.  Unless and until Borrower otherwise directs DLL in writing, all loans shall be wired to Borrower’s operating account set forth on the Schedule.

9.12         Notices.  Any written notice, consent or other communication provided for in this Agreement shall be delivered personally (effective upon delivery), via facsimile (effective upon confirmation of transmission), via overnight courier (effective upon delivery) or via certified or registered mail (effective upon delivery) to each party at its address(es) and/or facsimile number(s) set forth below its signature, or to such other address as either party shall specify to the other in writing from time to time.  Notwithstanding anything to the contrary contained in the foregoing, Borrower and DLL agree that the transaction statement for each Floorplan Loan described under Section 2.10(g) above for each such Floorplan Loan, may at the option of DLL be delivered by DLL to Borrower via electronic transmission or email (effective upon transmission) at such addresses for electronic transmission or email as Borrower shall specify to DLL from time to time.

9.13         Brokerage Fees.  Borrower represents and warrants to DLL that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold DLL harmless against any and all such claims.

9.14         Disclosure.  No representation or warranty made by Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.

9.15         Publicity.  Upon receipt of Borrower’s prior written consent (which shall not be unreasonably conditioned, withheld or delayed), DLL is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

9.16         Captions.  The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

9.17         Injunctive Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to DLL.  Therefore, DLL, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

9.18         Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic transmission shall also deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

9.19         Construction.  The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

9.20         Time of Essence.  Time is of the essence for the performance by Borrower of the Obligations set forth in this Agreement.

9.21         [RESERVED].

9.22         Liability.  Neither DLL nor any DLL Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, or the like), whether such damages are foreseeable or unforeseeable, even if DLL has been advised of the possibility of such damages.  Neither DLL, nor any DLL Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the Borrower through the ordinary negligence of DLL, or any DLL Affiliate.  “DLL Affiliate” shall mean DLL’s directors, officers, employees, agents, attorneys or other person or entity affiliated with or representing DLL.

9.23         [RESERVED].

9.24         Withholding and Other Tax Liabilities.  DLL shall have the right to refuse to make any advances from time to time unless Borrower shall, at DLL’s request, have given to DLL evidence, reasonably satisfactory to DLL, that Borrower has properly deposited or paid, as required by law, all withholding taxes and all federal, provincial, local or other domestic or foreign taxes due up to and including the date of the advance.  Until all of Borrower’s liabilities and obligations to DLL have been paid in full (and notwithstanding any termination or expiration of this Agreement), DLL shall be entitled to continue to hold any and all of the Collateral until Borrower has given to DLL evidence, reasonably satisfactory to DLL, that Borrower has properly deposited or paid, as required by law, all federal withholding taxes due up to and including the date of such expiration or termination.  Copies of validated deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose.  In the event that any lien, assessment or tax liability against Borrower shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, DLL shall have the right (but shall not be obligated, nor shall DLL hereby assume the duty) upon reasonable prior notice  to Borrower (which notice shall not be required after the occurrence and during the continuance of an Event of Default) to pay any such lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that DLL shall not pay any such tax, assessment or lien if the amount, applicability or validity thereof is being contested by Borrower reasonably and in good faith through proper proceedings (but only so long as appropriate reserves as shall be required in conformity with GAAP have been established in respect of such contested obligations and the enforcement of such liens are effectively stayed pending the resolution of the applicable contest proceedings) and further provided that Borrower’s title to and its right to use, the Collateral are not materially adversely affected and DLL’s lien and priority in the Collateral are not affected, altered or impaired thereby.  In order to pay any such lien, assessment or tax liability, DLL shall not be obliged to wait until said lien, assessment or tax liability is filed before taking such action permitted hereby.  Any sum or sums which DLL shall have paid for the discharge of any such lien shall constitute an Obligation secured by the Collateral and shall be added to the Revolving Credit Loans and shall be paid by Borrower to DLL with interest thereon, upon demand, and DLL shall be subrogated to all rights of such taxing authority against Borrower.  DLL may establish reserves against the Revolving Credit Borrowing Base Amount for any amounts paid by DLL pursuant to this paragraph or for any amounts being contested in good faith under this paragraph.

9.25         [RESERVED].

9.26         GOVERNING LAW; WAIVERS.  THIS AGREEMENT, AND ALL MATTERS RELATING HERETO AND ARISING HEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), INCLUDING WITHOUT LIMITATION ENFORCEMENT OF THE OBLIGATIONS, SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO.  BORROWER HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE PROVINCE OF ONTARIO AND ANY APPELLATE COURT THEREOF OR, AT THE SOLE OPTION OF DLL, IN ANY OTHER COURT IN WHICH DLL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE IN CONNECTION WITH ANY PROCEEDINGS COMMENCED BY DLL IN ANY OF THE FOREGOING COURTS.  BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY MESSENGER, CERTIFIED MAIL OR REGISTERED MAIL DIRECTED TO BORROWER AT THE ADDRESS SET FORTH BELOW ITS SIGNATURE HERETO AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT.  BORROWER FURTHER WAIVES ANY RIGHT IT MAY OTHERWISE HAVE TO COLLATERALLY ATTACK ANY JUDGMENT ENTERED AGAINST IT.

9.27         MUTUAL WAIVER OF RIGHT TO JURY TRIAL.  DLL AND BORROWER EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN DLL AND BORROWER; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF DLL OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS,  ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH DLL OR BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9.28         Lien Termination.  In recognition of DLL’s right to have all of its attorneys’ fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding the payment in full of the Obligations, DLL shall not be required to execute or record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower and all Guarantors (if any) have executed and delivered to DLL general releases of all claims, in form and substance satisfactory to DLL in its sole discretion.

9.29         Multiple Borrowers, Joint and Several Liability.  If more than one Person is named as the “Borrower” on the cover page hereof, or hereafter becomes a “Borrower” hereunder by means of a joinder, amendment or other modification hereto, then all references herein to “Borrower” shall be deemed to be a joint and several reference to each and every such Borrower entity and to any such Borrower entity.  The liability of all such Borrower entities for the Loans and other Obligations shall be joint and several, and each such Borrower entity hereby acknowledges and agrees that it shall be unconditionally liable in accordance with the terms hereof and of the other Loan Documents for the repayment of all of the Obligations of all Borrower entities under this Agreement, including without limitation all Loans and any other extensions of credit made to the Borrower entities, regardless of which Borrower entity actually receives the proceeds of any Loan or the benefit of any other extensions of credit hereunder and/or whether any particular Loan is made in reliance on or based on the value of the property and assets, including the Collateral, belonging to any particular one or more of the Borrower entities.  The ultimate scope of liability of the Borrower entities shall be such that DLL may proceed against any one or more Borrower entities in any order and on any basis provided for hereunder or under any other Loan Document to collect the Obligations and each Borrower entity shall be directly, primarily and unconditionally liable for the repayment of the Loans and other extensions of credit and Obligations and interest thereon.

To the extent that applicable law, including any law governing fraudulent conveyance, fraudulent transfer or transfer at undervalue, otherwise would render the full amount of the joint and several Obligations of any Borrower entity hereunder and under the other Loan Documents invalid or unenforceable, such Borrower entity’s obligations hereunder and under the other Loan Documents shall be limited to the maximum amount which does not result in such invalidity or unenforceability; provided, however, that each Borrower entity’s obligations hereunder and under the other Loan Documents shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

Each Borrower entity hereby authorizes DLL, without notice or demand and without affecting the liability of any Borrower entity hereunder, to, at any time and from time to time, (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any  Borrower entity accelerate or otherwise change the terms relating to the Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by any Borrower entity and delivered to DLL; (iii) accept partial payments of the Obligations; (iv) take and hold security or collateral for the payment of the Obligations or for the payment of any guarantees of the Obligations and exchange, enforce, waive and release any such security or collateral; (v) apply such security or collateral and direct the order or manner of sale thereof as DLL, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of any Borrower entity or any Guarantor.  Except as specifically provided in this Agreement or any of the other Loan Documents, DLL shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower entity or any other source, and such determination shall be binding on all Borrower entities.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations as DLL shall determine in its sole discretion without affecting the validity or enforceability of the Obligations of any other Borrower entity.

Each Borrower entity hereby agrees that its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any other Borrower entity, Loan Party or obligor or other action to enforce the same; (ii) the waiver or consent by DLL with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower entity or any other Loan Party and delivered to DLL; (iii) failure by DLL to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral (including the Collateral) for the Obligations; (iv) the institution of any proceeding under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the BIA, the Companies’ Creditors Arrangement Act (Canada) and any applicable corporations legislation) or (v) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

Any notice given by one Borrower entity hereunder shall constitute and be deemed to be notice given by all Borrower entities, jointly and severally.  Notice given by DLL to any one Borrower entity hereunder or pursuant to any other Loan Documents in accordance with the terms hereof shall constitute notice to each and every Borrower entity.  The knowledge of one Borrower entity shall be imputed to all Borrower entities and any consent by one Borrower entity shall constitute the consent of and shall bind all Borrower entities.  Without limiting the generality of the foregoing, each Borrower entity hereby irrevocably designates and appoints the Borrower entity designated as the “Borrowing Agent” on the Schedule, in such capacity, to be its attorney and agent-in-fact and to borrow, request Revolving Credit Loans and/or Floorplan Loans (to the extent each is available hereunder), to make elections regarding the interest rate options applicable to any Loans (if any such options are available hereunder), sign and endorse notes, consent to waivers and amendments, supplements, modifications and restatements of this Agreement and the other Loan Documents and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder (including any such amendments, supplements, modifications and restatements), all on behalf of each such Borrower entity, and hereby authorizes DLL to pay over or credit all proceeds of any Loans hereunder in accordance with the requests and instructions of such Borrowing Agent (including without limitation, instructions to pay such proceeds to Borrowing Agent or an account maintained and/or controlled by Borrowing Agent) and to give all notices required under or in connection with this Agreement and the other Loan Documents to such Borrowing Agent.

No payment made by or for the account of any Borrower entity including, without limitation, (i) a payment made by such Borrower entity on behalf of another Borrower entity’s Obligations or (ii) a payment made by any other person under any guaranty, shall entitle such Borrower entity, by subrogation or otherwise, to any payment from such other Borrower entity or from or out of such other Borrower entity’s property and such Borrower entity shall not exercise any right or remedy against such other Borrower entity or any property of such other Borrower entity by reason of any performance of such Borrower entity of its joint and several obligations hereunder, in any such case until such time as this Agreement and all obligations of DLL to make loans and extend credit hereunder has been terminated and all of the Obligations have been paid in full.

9.30           Right of Offset.  In addition to and not in limitation of all rights of offset that DLL may have under applicable law, DLL shall, whether or not amounts owed by Borrower are due and payable, have the right to appropriate and apply to the payment of all amounts, indebtedness, obligations or liabilities then or thereafter owing to the Borrower from DLL or any of DLL’s affiliates, including without limitation any indebtedness, obligation or liability owing to Borrower from DLL or any of DLL’s affiliates with respect to any financing of the acquisition of any Inventory by DLL or any of DLL’s affiliates, whether such financing is made by DLL or its affiliate on its own behalf or on behalf of any other customer of DLL or its affiliate (whether in connection with a leasing contract or any other relationship between DLL or its affiliate and such other customer).

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Loan Agreement as of the date first set forth above.
Executed under Seal by:
Borrower:

EMTEC INFRASTRUCTURE SERVICES CANADA CORPORATION (a Canadian federal corporation)

By:  /s/ Stephen C. Donnelly
Name:  Stephen C. Donnelly
Title:   Treasurer

Borrower’s address for notices:

c/o Emtec Inc.
11 Diamond Rd.
Springfield, NJ 07081

Attn:

Greg Chandler
Phone:  484-654-2524
Fax:  610-696-1925
GregoryChandler@emtecinc.com

[Signature Page 1 of 2 to De Lage Landen/Emtec Loan Agreement]

DE LAGE LANDEN FINANCIAL SERVICES CANADA INC.

By:  /s/ Peter Horan
Name:  Peter Horan
Title:  President and Chief Executive Officer

DLL’s address for notices:

De Lage Landen Financial Services Canada Inc.
1235 North Service Road West, Suite 100
Oakville, ON L6M 2W2
Canada
Attention:  T.D. Horvath
Fax:  877-500-5356

with a copy to:

De Lage Landen Financial Services
c/o: Commercial Finance Division
1111 Old Eagle School Road
Wayne, PA  19087
Attention:  Mitchell Reaver
Fax:  800-347-3926

[Signature Page 2 of 2 to De Lage Landen/Emtec Loan Agreement]